Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
GENOMIC HEALTH, INC.

Article I

The name of the corporation is Genomic Health, Inc. (the “Corporation”).

Article II

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

Article III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Article IV

The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, each having a par value of one cent ($0.01).

Article V

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.          The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B.           The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the bylaws (the “Bylaws”) of the Corporation.

C.           The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws. Election of directors need not be by written ballot unless the Bylaws so provide.

D.           In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation, and any bylaws adopted by the stockholders of the Corporation; provided, however, that no bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such bylaws had not been adopted.

Article VI

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

Article VII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Article VIII

Reference is made to that certain Agreement and Plan of Merger, by and among Spring Acquisition Corp. (as “Merger Sub” thereunder), the Corporation and Exact Sciences Corporation, a Delaware corporation (as “Parent” thereunder), dated as of July 28, 2019 (the “Merger Agreement”), setting forth, among other things, the terms and conditions of the merger at the Effective Time (as defined in the Merger Agreement) of Merger Sub with and into the Corporation, with the Corporation continuing as the surviving corporation of the merger as a direct or indirect wholly-owned subsidiary of the Parent.

A.           Limitation on Liability. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

B.           Indemnification. Each person who is (as of the Effective Time) or was (prior to the Effective Time) a director or officer of the Corporation (including the heirs, executors, administrators or estate of such person) shall be indemnified and advanced expenses by the Corporation with respect to the acts or omissions of such person (in such person’s capacity as a director or officer of the Corporation or in such person’s capacity as a director, officer, member, trustee or fiduciary of another entity or enterprise, including a benefit plan, at the request or benefit of the Corporation) occurring at or prior to the Effective Time, in accordance with the bylaws of the Corporation in effect as of immediately prior to the Effective Time, to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereinafter in effect. The right to indemnification and advancement of expenses hereunder shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of the Amended and Restated Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

C.           Repeal and Modification. For a period of six (6) years from the Effective Time, the Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of this Article VIII and the Bylaws with respect to acts or omissions occurring prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights under this Article VIII or the Bylaws; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim.

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